Fund name: Putnam AMT-Free Insured Municipal Fund
7/31/11

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A   15,900
		Class B      211
		Class C      998


72DD2	Class M       46
          Class Y      564


73A1		Class A   0.627819
		Class B   0.537953
		Class C   0.516822

73A2		Class M   0.589972
		Class Y	0.661893

74U1		Class A   22,661
		Class B      257
		Class C    1,758

74U2		Class M       63
		Class Y	   934

74V1		Class A   14.66
		Class B   14.67
          Class C   14.69

74V2		Class M   14.69
		Class Y	14.66

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.